UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

May 11, 2004
 Date of Report (date of earliest event reported)

DIGITAL VIDEO SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Commission file number 0-28472

Delaware	77-0333728
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

430 Cambridge Avenue, Suite 110
Palo Alto, California    94306
(Address of principal executive offices including zip code)

(650) 322-8108
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 4. Changes in Registrant's Certifying Accountant.

On May 4, 2004, the Chairman of the Audit Committee of the Board of Directors (the "Audit Committee") of Digital Video Systems, Inc. (the "Company") and the Chief Executive Officer of the Company received a letter from Burr, Pilger & Mayer LLP ("BPM") informing the Audit Committee and the Company that BPM will not be able to stand for election and serve as the Company's independent public accountant for the year ended December 31, 2004 due to the expansion and increasing significance of the Company's business outside of the United States. Additionally, BPM stated in its letter to the Audit Committee and the Company that its affiliate in China has made the decision not to register with the Public Company Accounting Oversight Board.

The reports of BPM on the financial statements for the past two fiscal years (2002 and 2003) contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with its audits for the two most recent fiscal years and through May 11, 2004, there have been no disagreements with BPM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BPM, would have caused it to make reference to the subject matter of such disagreements in connection with its reports. In addition no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, occurred during the Company's two most recent fiscal years and through May 11, 2004.

The Company has requested that BPM furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of that letter is filed as an exhibit to this 8-K.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

    Exhibits

16.1 Letter dated May 11, 2004 from Burr Pilger & Mayer LLP to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIGITAL VIDEO SYSTEMS, INC.
By:	/s/ Thomas A. Spanier Thomas A. Spanier Chief Executive Officer

Date: May 11, 2004

EXHIBIT INDEX

Exhibit No.	Description

16.1	Letter dated May 11, 2004 from Burr, Pilger & Mayer LLP to the Securities and Exchange Commission.